Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-259166) pertaining to the Perella Weinberg Partners 2021 Omnibus Incentive Plan;
2.Registration Statement (Form S-8 No. 333-263027) pertaining to the Perella Weinberg Partners 2021 Omnibus Incentive Plan, as amended;
3.Registration Statement (Form S-3 No. 333-257924) of Perella Weinberg Partners;
4.Registration Statement (Form S-3 No. 333-266051) of Perella Weinberg Partners; and,
5.Registration Statement (Form S-8 No. 333-269978) pertaining to the Perella Weinberg Partners 2021 Omnibus Incentive Plan, as amended;

of our report dated February 28, 2023, with respect to the consolidated financial statements of Perella Weinberg Partners included in this Annual Report (Form 10-K) of Perella Weinberg Partners for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York
February 28, 2023